FOR IMMEDIATE RELEASE

Contacts: Alfred E. Brennan, Chief Executive Officer Arthur L. Herbst, Jr., President & Chief Financial Officer (312) 644-6400

Young Innovations, Inc. Announces Results for the Quarter Ended March 31, 2008

St. Louis, MO., April 23, 2008 – Young Innovations, Inc. (NASDAQ – YDNT) today announced results for the quarter ended March 31, 2008.

Sales for the first quarter of 2008 were $24.4 million, an increase of $1.5 million or 6.6% from the $22.9 million reported in the first quarter of 2007. Income from operations declined 3.5% to $4.6 million in the first quarter of 2008 from $4.7 million in the first quarter of 2007. Net income was essentially unchanged at $2.8 million, compared with $2.8 million in the first quarter of 2007. Diluted earnings per share increased 9.7% in the first quarter of 2008 to $0.34 from $0.31 in the prior year quarter. Diluted earnings per share were affected by equity compensation expense of $0.03 and $0.01 for the quarters ended March 31, 2008 and 2007, respectively. Diluted weighted shares outstanding for the quarter declined 10% to 8,300, primarily due to the repurchase of one million shares by the Company in August 2007.

The sales increase in the quarter reflects solid end-user demand for our overall product offering and a foreign exchange impact from a weaker U.S. dollar of approximately $215,000. Our sales of certain products to distributors increased relative to the first quarter in 2007, during which the Company adjusted certain promotional programs which resulted in lower sales in that period. Our selling, general and administrative expenses increased primarily due to investments in sales and marketing in addition to higher equity compensation expense. Other income in the quarter includes the foreign exchange impact on debt repaid from the Company’s Irish subsidiary of approximately $300,000.

Having completed one facility consolidation in the quarter, we intend to complete three additional facility consolidations over the course of the year, which we expect to improve our operating efficiency. We plan to introduce several new products in the later half of 2008 and are continually evaluating acquisition and other options to broaden our product offering to better address market needs. In addition, we plan to focus and refine our investments in sales and marketing as we work to enhance and expand customer relationships.

Through 2008 we expect to manage through continued economic uncertainty and volatility in distributor ordering patterns. Nonetheless, we are encouraged by the progress we have made during the quarter and we believe that continued focus on execution of our strategy will drive growth and improved profitability.

A conference call has been scheduled for Thursday, April 24, 2008 at 11:00 A.M. Central Time and can be accessed through InterCall at http://audioevent.mshow.com/343945/ or on the Company’s website, www.ydnt.com.

Young Innovations develops, manufactures and markets supplies and equipment used by dentists, dental hygienists, dental assistants and consumers. The Company’s product offering includes disposable and metal prophy angles, prophy cups and brushes, dental micro-applicators, panoramic X-ray machines, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, children’s toothbrushes, and children’s toothpastes. The Company believes it is a leading U.S. manufacturer or distributor of prophy angles and cups, liquid surface disinfectants, dental micro-applicators and obturation units designed for warm, vertical condensation.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions. These statements are not guaranties of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those disclosed in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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Young Innovations, Inc.
Consolidated Balance Sheet
March 31, 2008 and December 31, 2007
(In Thousands)

Assets	(Unaudited) March 31 2008	December 31 2007
Current assets		
Cash	$ 704	$ 528
Accounts receivable, net	13,511	13,074
Inventories	15,104	14,381
Other current assets	4,502	4,878
Total current assets	33,821	32,861
Property, plant and equipment, net	32,316	32,992
Goodwill	77,511	77,511
Intangible assets	11,024	11,133
Other assets	4,558	4,271
Total assets	$ 159,230	$ 158,768
Liabilities and Equity		
Current liabilities		
Accounts payable and accrued liabilities	$ 9,054	$ 7,370
Total current liabilities	9,054	7,370
Long-term debt	34,444	36,646
Deferred income taxes	11,414	11,414
Total liabilities	54,912	55,430
Stockholders' equity		
Common stock	102	102
Additional paid-in capital	24,351	25,024
Retained earnings	125,133	122,631
Common stock in treasury, at cost	(45,222)	(44,595)
Accumulated other comprehensive income	(46)	176
Total stockholders' equity	104,318	103,338
Total liabilities and stockholders' equity	$ 159,230	$ 158,768